EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

to

ARTICLES OF INCORPORATION

of

ICONIC BRANDS, INC.

The undersigned hereby certifies:

1. The name of the Corporation is Iconic Brands, Inc.

2. The Articles of Incorporation have been amended as follows:

The first paragraph of Section 1 of the Additional Articles, entitled “Capital Stock”, is amended and restated as follows:

Effective on the open of business on September 8, 2021, the aggregate number of shares that the Corporation has the authority to issue is Six Hundred Million (600,000,000), of which Five Hundred Million (500,000,000) shares are authorized for common stock, par value $0.001 per share, and One Hundred Million (100,000,000) shares are authorized for preferred stock, par value $0.001 per share.

3. The votes by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation, have voted in favor of the amendment is: 67.005%

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Articles of Incorporation on August 19, 2021.

By:	/s/ Richard J. DeCicco
Richard J. DeCicco
Its:	Chief Executive Officer